Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Alphabet Holding Company, Inc. of our report dated January 13, 2011, except for the effects of reporting discontinued operations as discussed in Note 4, as to which the date is November 27, 2012 and the reporting of segment information as discussed in Note 21, as to which the date is February 22, 2013, relating to the financial statements and financial statement schedule of NBTY, Inc. and its subsidiaries (the “Predecessor”), which appears in such Registration Statement.  We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, NY
February 22, 2013